                                                                   Exhibit 17(a)
February 21, 1997


Mr. Joseph M. Corvino
Vice President-Finance
SDI Operating Partners, L.P.
One Logan Square Suite 2600
Philadelphia, PA 19103

Dear Joe:

        We, the undersigned banks, are pleased to commit to provide to SDI Operating Partners, L.P.(as provided below) a $90,000,000 Revolving Credit Commitment (the "Commitment") upon the terms and conditions attached hereto as Annex I (the "Term Sheet"). All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Term Sheet.

        In connection with the proposed commitment, the banks listed below are pleased to advise you of their respective commitment as set forth in the table below, subject to the terms and conditions set forth herein and in the Term
Sheet:

                                                 Commitment Amount
                                                 -----------------
CoreStates Bank, N.A. ("Corestates")               $45,000,000
The Bank of Nova Scotia ("Scotiabank")             $45,000,000
                                                   -----------
                                                   $90,000,000

        The foregoing commitments of CoreStates and Scotiabank are several (and not joint) obligations.

        Our commitment is subject, however, to each of the following terms and conditions being satisfied in a manner acceptable to the Agents in their sole discretion:

        (a) satisfaction of each of the terms and conditions set forth herein;

        (b) satisfaction of each of the terms and conditions set forth in the Term Sheet;

         (c) the negotiation, execution and delivery of definitive documentation with respect to the Commitment consistent with the Term Sheet and otherwise satisfactory to the Agents;

         (d) execution of that certain fee letter by SDI Operating Partners, L.P. and the Agents (the "Fee Letter") concurrently with the acceptance by SDI Operating Partners, L.P. of this letter;

        (e) there not having occurred (and continuing) since the date hereof a material adverse change in the market for syndicated bank credit facilities similar in nature to the Commitment or a material disruption of, or a material adverse change in, financial, banking or capital market conditions, in each case as determined by the Agents in their sole discretion; and, furthermore, the commitments of the Agents hereunder are based upon the financial and other information regarding the Borrower, its subsidiaries and guarantors previously provided to the Agents and are subject to the condition, among others, that there shall not have occurred after the date of such information, in the opinion of the Agents any material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower, its subsidiaries and guarantors taken as a whole. If the continuing review by the Agents of the Borrower discloses information relating to new information or additional developments concerning conditions or events previously disclosed to the Agents which the Agents in their sole discretion believe may have a material adverse effect on the condition (financial or otherwise), assets, properties, business, operations or prospects of the Borrower, its subsidiaries and guarantors taken as a whole, the Agents may, in their sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders or decline to participate in the Commitment; and

        (f) you agree to actively assist the Agents in forming a syndicate of lenders and to provide the Agents and any Lender, promptly upon request, with all information deemed necessary by them to complete successfully the syndication, including, but not limited to, an information package for delivery to potential Lenders including projections prepared by you; furthermore, you agree to make appropriate officers and representatives of the Borrower and the Guarantors available to participate in information meetings for potential Lenders at such times and places as the Agents may reasonably request.

        By executing this letter agreement, you agree to reimburse the Agents at closing for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of counsel to the

Agents) incurred in connection with the Commitment and the preparation of the definitive documentation for the Commitment.

        SDI Operating Partners, L.P. agrees to indemnify and hold harmless the Agents, each other Lender and each director, officer, employee, attorney and affiliate of each Agent and each other Lender, and each director, officer, employee or attorney of such affiliate of each Agent and each other Lender (each such person or entity referred to hereafter in this paragraph as an "Indemnified Person") from any losses, claims, costs, damages, expenses or liabilities (or actions, suits or proceedings, including any inquiry or investigation, with respect thereto) to which any Indemnified Person may become subject, insofar as such losses, claims, costs, damages, expenses or liabilities (or actions, suits, or proceedings, including any inquiry or investigation, with respect thereto) arise out of, in any way relate to, or result from, this letter, the Commitment or any other transactions contemplated hereby or thereby and to reimburse upon demand each Indemnified Person for any and all legal and other expenses incurred in connection with investigating, preparing to defend or defending any such loss, claim, cost, damage, expense or liability (or actions, suits or proceedings, including any inquiry or investigation, with respect thereto); provided that SDI Operating Partners, L.P. shall not have any obligation under this indemnity provision for liabilities resulting from gross negligence or willful misconduct of any Indemnified Person. The foregoing provisions of this paragraph shall be in addition to any right that an Indemnified Person shall have at common law or otherwise. No Indemnified Person shall be responsible or liable for consequential damages which may be alleged as a result of the letter.

        The provisions of the immediately preceding two paragraphs shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered (but may be superseded thereby) and not withstanding the termination of this letter agreement or commitments of the Agents hereunder.

        This offer will expire at 12:00 noon EST time on February 28, 1997 unless the Borrower shall execute this letter and return it to the Agents prior to that time (which may be by facsimile transmission), whereupon this letter shall become a binding agreement. Thereafter, this undertaking and commitment will expire at 5:00 p.m. EST time on May 30, 1997 unless definitive Commitment documentation is executed and delivered prior to that time.

        This letter may be executed in counterparts which, taken together, shall constitute an original. This letter, together with the Term Sheet and the Fee Letter, embodies the entire agreement and understanding between the Agents and SDI Operating Partners, L.P. with respect to the specific matters set forth herein and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by the Agents to make any oral or written statements inconsistent with this letter.

         THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.

        Very truly yours,



        CORESTATES BANK, N.A.


        By: /s/ Corestates Bank, N.A
           ------------------------------------------------------
           Title:



        THE BANK OF NOVA SCOTIA

        By: /s/ The Bank of Nova Scotia
           ------------------------------------------------------
           Title:



        Accepted and Agreed to:
        SDI OPERATING PARTNERS, L.P.

        By: /s/ SDI Operating Partners, L.P.
           ------------------------------------------------------
           Title:

April 8, 1997

Mr. Joseph M. Corvino
Vice President - Finance
SDI Operating Partners, L.P.
One Logan Square Suite 2600
Philadelphia, PA  19103

Dear Joe:

This letter is delivered to you pursuant to the Commitment Letter and Term Sheet and the Fee Letter dated February 27, 1997 among SDI Operating Partners, L.P., CoreStates Bank, N.A. and The Bank of Nova Scotia. Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the Commitment Letter and Term Sheet. The Agents hereby agree to extend the expiry of the Commitment from May 30, 1997 to June 30, 1997. In addition to the fees outlined in the Fee Letter and any other fees agreed to by the Agents and the Borrower, the Borrower hereby agrees to pay to the Agents for their own account a fee of 18.75bps per diem on the Commitment from the period commencing May 31, 1997 until Closing. Payment is due upon Closing.

If the foregoing is in accordance with your understanding, please sign and return the enclosed copy of this letter.



Very truly yours,

CORESTATES BANK, N.A.


By: /s/ Corestates Bank N.A.
   ------------------------------
   Title:

                                          Accepted and Agreed To:

THE BANK OF NOVA SCOTIA                   SDI OPERATING PARTNERS, L.P.


By: /s/ The Bank of Nova Scotia           By: /s/ SDI Operating Partners, L.P.
   ------------------------------             ---------------------------------
   Title:                                     Title:

                                 SunSource Inc.




SUMMARY TERMS AND CONDITIONS                               FEBRUARY 18, 1997
----------------------------                               -----------------








BORROWERS:              SDI Operating Partners, LP and subsidiaries on a joint
                        and several basis.

GUARANTORS:             SunSource Inc.,  Sun SubC, Inc. and others as may be
                        deemed appropriate. Guarantees shall be of payment and not of collection.


ADMINISTRATIVE AND
L/C ISSUING AGENT and
SWING LINE              CoreStates Bank, N.A. ("Agent").

SYNDICATION AGENT:      CoreStates Capital Markets ("CCM") will manage the
                        syndication including invitation, timing and amounts offered to potential lenders and the acceptance and final allocation of commitment amounts.

DOCUMENTATION AGENT:    The Bank of Nova Scotia (collectively with CoreStates
                        Bank N.A., the "Agents").


LENDERS: A group of lenders acceptable to the Borrowers and the Agents (The Agents and the lenders collectively the "Lenders").

FACILITY:               $90,000,000 Revolving Credit Commitment
                        ("Commitment") with a $20,000,000 sublimit for Letter of Credit and a $5,000,000 Swing Line sublimit.
                        Each Lender will purchase an irrevocable and undconditional participation on a pro rata basis in each Letter of Credit and each Swing Line Loan. The

                        Commitment shall terminate and all amounts shall be due and payable 5 years from closing but no later than May 31, 2002 ("Termination Date").

USE OF PROCEEDS:        General corporate purposes including working capital,
                        acquisition financing, transaction expenses and repayment of debt including the current bank revolver and make whole payments.

INTEREST RATES:         a. Base Rate (defined as the higher of Agent's Prime
                        Rate, as announced publicly from time to time changing when and if such rate changes, or Fed Funds plus 1/2% p.a.);

                        b. Adjusted LIBO Rate plus the Applicable Margin;

                        c. Swing Loans shall be made at the Base Rate;

APPLICABLE MARGIN:      The Applicable Margin is based on the Funded Debt to
                        EBITDA Ratio as follows:


                                                      LIBO Rate        Non-Use
                       Level           Ratio           Margin            Fee
                       -----           ------          -------           ---
                         I         3.25 # x # 2.75      1.50             .375
                         II        2.75 # x # 2.25      1.25             .375
                         III              x @ 2.25      1.00             .375

------
# = greater than
@ = less than

                        At Closing, Borrower shall be deemed to be in Level I and until receipt of the 9/30/97 financial statement, Borrower shall not be eligible for Levels II and III.

DEFAULT RATE:           200 basis points per annum in excess of the then
                        applicable rate.

INTEREST PERIODS:       Interest periods for LIBO Rate Loans shall be 1, 2, 3,
                         or 6 months.  LIBO Rate Loan Tranches limited to five
                        (5) at any time.

INTEREST PAYMENTS:      Interest shall be payable on the last day of each
                        interest period for LIBO Rate Loans. If the interest period is 6 months, interest shall be payable on the 90th day and on the last day of the interest period.
                        Interest on Base Rate Loans and the Swing Line
                        Loans shall be payable monthly.

 FEES:

Non-Use Fee:              Based on grid, payable on the unused portion of the
                          Commitment to the Lenders on a pro rata basis for the period commencing upon the Closing Date payable quarterly in arrears.

MINIMUM DRAWDOWN:         In minimum amounts of $2,000,000 with increments
                          of $100,000 for LIBO Rate and Base Rate Loans. No minimum on Swing Line Loans.

NOTICE OF BORROWING:      Three days on  LIBO Rate Loans, one day on Base Rate
                          Loans and same day on Swing Line Loans.

OPTIONAL PREPAYMENT:      LIBO Rate Loans may not be prepaid prior to the end
                          of an interest period. Base Rate Loans may be prepaid at any time upon one business days notice to the Agent. Swing Line Loans may be prepaid on same day basis.

OPTIONAL REDUCTION OF
COMMITMENTS:              Commitment may be reduced in increments of at least
                          $5,000,000 at any time on three (3) business days' notice.

LETTERS OF CREDIT:        a.   Final expiry i) one year from date of issuance or
                               ii) Termination Date with cash collateral provisions if necessary,
                          b.   Evergreens permitted,
                          c.   Five (5) day notice for issuance and
                          d.   Fees equal to the then Applicable Margin with
                               1/8% p.a. Fronting Fee paid to Issuing Bank.

REPRESENTATIONS
and WARRANTIES:           Applicable to Borrowers and Guarantors. Customary
                          for credit facilities of this type, including but not limited to:

                         a.  Corporate Existence and Authority;
                         b.  Binding Effect;
                         c.  Financial Information;
                         d.  No Material Adverse Change;
                         e. Compliance with laws, including environmental, ERISA and CERCLA;
                         f.  Payment of Taxes;
                         g.  Absence of Litigation;
                         h.  Absence of Default;
                         i.  Title to Assets.

CONDITIONS PRECEDENT:    Applicable to Borrowers and Guarantors. Customary
                         for credit facilities of this type, including but not limited to:

First Advance:           a.  Receipt of 5 years financial projections on a
                             consolidated basis satisfactory to the Agents;
                         b.  Accuracy of Representations and Warranties;
                         c.  Absence of Default;
                         d.  Negotiation and execution of documentation,
                             including notes and opinions, satisfactory to the Agents;
                         e.  Satisfactory  completion of the Agents' due
                             diligence;
                         f.  No Material Adverse Change in the financial
                             condition, assets, nature of the assets, operations or prospects of the Borrowers and Guarantors;
                         g.  Completion of proposed transaction as outlined
                             in SEC Form S-4 Registration Statement dated
                             December 31, 1996 as amended;
                         h.  Notice of Borrowing;
                         i.  Payment of Fees;
                         j.  Officer certification  as to financial condition
                             and solvency;
                         k.  Placement of $60,000,000 in notes in form
                             acceptable to the Agents.

Subsequent Advances:     a.  Absence of Default;
                         b.  No Material Adverse Change;
                         c.  Notice of Borrowing.

COVENANTS:               A  commitment will be subject to negotiation of
                         covenants satisfactory to the Agents. These shall be customary for credit facilities of this type, including but not limited to:

Affirmative Covenants:   a. Financial Reporting (quarterly- 45 days, annually-
                            90 days, annual projections)
                         b. Payment of Taxes;
                         c. Corporate Existence;
                         d. Maintenance of Properties;
                         e. Compliance with laws, including environmental,
                            ERISA and CERCLA;
                         f. Maintenance of ownership, payment of debt;
                         g. Compliance Certificates;
                         h. SEC Reports and Filings;
                         i. Maintenance of Insurance;
                         j. Use of Proceeds.
                         k. Notice of Litigation;
                         l. Notice of management changes.

Financial Covenants:     Applicability including but not limited to the
                         consolidated statements of SunSource,  Inc. (see
                         attached definitions):
                         a. Capitalization Test not to exceed 62% for the
                            first two fiscal quarters of each fiscal year and 60% for the last two fiscal quarters of each fiscal year;
                         b. Fixed Charge Coverage Test to be greater than
                            the following for the period from the receipt of the financial statments dated:
                            Closing thru 3/31/98   1.00x
                            6/30/98     thru    12/31/98       1.25x
                            3/31/99     thru     9/30/99       1.40x
                            12/31/99   and    thereafter       1.50x
                         c. Leverage Test not to exceed 3.25x..


Negative Covenants:      a. Restriction on Additional Indebtedness;
                            Guaranties;
                         b. Restricted Payments (limitation on dividends,
                            distributions and redemptions on securities and payments to affiliates); share repurchase of either common stock or Guaranteed Preferred Beneficial

                        Interests in Company's Junior Subordinated Debentures prohibited unless demonstrated pro forma compliance with Leverage Test of less than 2.25x.
                        c. Negative Pledge, Negative-Negative Pledge;
                        d. Limitation on Investments ;
                        e. Limitation on Mergers (surviving entity),
                           Acquisitions (similar line of business and pro forma compliance), Divestitures (prohibited over a certain threshold, mandatory reductions if in excess of a certain threshold);
                        f. No more restrictive agreements.

EVENTS OF DEFAULT:      Customary for credit facilities of this type , including
                        but not limited to:

                        a. Failure to pay principal, interest, or fees when due;
                        b.     Noncompliance with covenants;
                        c. Any Representation or Warranty shall prove to be incorrect, false or misleading in a material respect when made;
                        d.     Insolvency; Bankruptcy;
                        e.     Cross default to other indebtedness;.
                        f.     Judgments;
                        g.     Change in Control.

INCREASED COST/CHANGE
OF CIRCUMSTANCES:       The Credit Agreement will contain customary provisions
                        protecting the Lenders in the event of unavailability of funding, illegality, capital adequacy requirements, increased costs, and funding losses.


ASSIGNMENTS AND
PARTICIPATIONS:         Except for assignments within the Lender group (which
                        are not limited) each Lender will be permitted to assign outstandings and commitments with the approval of the Borrowers and the Agent provided that the aggregate amount assigned is at least $10,000,000. Assigning Bank will be responsible to the Agent for an administrative fee of $3,500 per assignment. No restrictions on participations, except voting limitations.

INDEMNIFICATIONS:      The Borrowers will indemnify the Lenders and their
                       agents against all losses, liabilities, claims, damages, or expenses relative to the loans, the Borrowers' use of loan proceeds, or the Commitment, including but not limited to legal fees and settlement costs whether or not the transaction contemplated hereby is consummated.

EXPENSES:              The Borrowers will pay all legal and other reasonable
                       out-of-pocket expenses of the Agents related to this transaction and any subsequent waivers or amendments.

GOVERNING LAW:         Commonwealth of Pennsylvania.

WAIVER OF JURY TRIAL:  By all parties.

REQUIRED LENDERS:      Lenders holding at least 51% of the aggregate amount
                       of the outstanding loans, outstanding letter of credit exposures and undrawn commitments; except that reductions in pricing, increased commitment levels, extension of maturity, release of guarantees or changes in the definition of required banks requires approval of 100% of the Lenders.

OTHER: This term sheet is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the Commitment contemplated hereby.

ANTICIPATED
CLOSING DATE:          No later than May 31, 1997

SELECTED DEFINITIONS
All determined in accordance with GAAP


CAPITALIZATION TEST
Ratio of Funded Debt to Total Capital

Funded Debt
Sum of the following: (i) Indebtedness for borrowed money; (ii) Indebtedness evidenced by notes, debentures or similar instruments; (iii) Capital Leases;
(iv) guarantees of Indebtedness or Capital Leases; and (v) Letters of Credit and letter of credit reimbursement obligations. For purposes of this definition, the Guaranteed Preferred Beneficial Interests in Company's Junior Subordinated Debentures are not considered Funded Debt.

Total Capital
Sum of the following: (i) Funded Debt; (ii) Guaranteed Preferred Beneficial Interests in Company's Junior Subordinated Debentures and (iii) Net Worth.

FIXED CHARGE COVERAGE TEST
Ratio of Adjusted EBITDAR to Fixed Charges determined on a rolling four quarter basis.

EBITDA
Net Income plus General Partner management fees plus Interest Expense (including all Distributions paid on the Guaranteed Preferred Beneficial Interests in Company's Junior Subordinated Debentures whether paid in cash or in kind) plus all provisions for taxes plus depreciation and amortization plus extraordinary losses minus extraordinary gains. For purposes of this definition the restructuring charges ($4.9MM) and conversion transaction charges ($2.1MM) incurred during 1996 and conversion transaction charges (including make whole provisions and other costs) , not to exceed $8.0MM, incurred in 1997 are deemed to be extraordinary losses.

Adjusted EBITDAR
EBITDA plus rent expense minus capital expenditures.


Fixed Charges
Interest Expense (including Distributions paid on the Guaranteed Preferred Beneficial Interests in Company's Junior Subordinated Debentures to the extent paid in cash) plus General Partner management fees plus rent expense plus scheduled maturities paid on Funded Debt (excluding Commitment) plus cash dividends plus Partnership Distributions.

LEVERAGE TEST
Ratio of Funded Debt to EBITDA with EBITDA determined on a rolling four quarter basis.



Additional Indebtedness
Prohibited except: Indebtedness under Commitment, Indebtedness under the Bank of Nova Scotia Canadian Revolving Credit Facility, Trade Indebtedness in the ordinary course of business except no more that $5,000,000 shall be in the form of Trade Notes, Indebtedness for purchase of or lease of fixed or capital assets provided that the total amount shall not exceed $5,000,000 in any calendar year, Contingent Obligations (other than those under Commitment) in excess of $5,000,000 at any one time and Indebtedness outstanding and disclosed at Closing.


Restricted Payments
Prohibited except (provided there exists no Event of Default or Default and no Event of Default or Default will result therefrom): dividends on common stock, Distributions on Guaranteed Preferred Beneficial Interests in Company's Junior Subordinated Debentures and Partnership Distributions. Share repurchase of either common stock or Guaranteed Preferred Beneficial Interests in Company's Junior Preferred Subordinated Debentures prohibited unless demonstrated pro forma compliance with Leverage Test below 2.25x. In the event of a Tax Event redemptions on Subordinated Debt are prohibited.

Teachers Insurance and Annuity Association
730 Third Avenue
New York, NY  10017









                                                                May 15, 1997

Mr. Joseph M. Corvino
Chief Financial Officer
SDI Operating Partners, L.P. ("SDI")
One Logan Square, Suite 2600
Philadelphia, PA 19103

Re:   SDI Operating Partners, L.P.
      $60,000,000 7.66% Senior Notes due 2002 (the "Notes")
      -----------------------------------------------------

Dear Mr. Corvino:

      This letter is delivered to you pursuant to the Commitment Letter and Summary of Proposed Terms dated March 4, 1997, (together the "Commitment Letter") between SDI and the undersigned, Teachers Insurance and Annuity Association of America (TIAA). Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the Commitment Letter. TIAA hereby agrees to extend the expiry of the Commitment Letter from May 31, 1997 to June 30, 1997. In addition to the fees outlined in the Commitment Letter and any other fees agreed to by SDI and TIAA, SDI hereby agrees to pay TIAA for their own account a fee of 18.75 basis points per annum on the principal amount of the Notes, payable on a per diem basis for the period commencing May 31, 1997 until closing. Payment is due upon closing.

      If the foregoing is in accordance with your understanding, please sign and return the enclosed copy of this letter.

                                           Very truly yours,

                                           TEACHERS INSURANCE AND ANNUITY
                                           ASSOCIATION OF AMERICA



                                           BY  /s/
                                               --------------------------------
                                                William Stuart Shepetin
                                                Director-Private Placements

Accepted and Agreed to:
SDI OPERATING PARTNER, L.P./SUNSOURCE, INC.

By:     _________________________________

Its:    _________________________________

Teachers Insurance and Annuity Association
College Retirement Equities Fund
730 Third Avenue
New York, NY  10017












                                                       March 4, 1997

Mr. Joseph M. Corvino
Chief Financial Officer
Sunsource, Inc.
One Logan Square
Philadelphia, PA 19103


Re:    SDI Operating Partners, L.P.
       $60,000,000 7.66% Senior Notes due 2002 (the "Notes")
       -----------------------------------------------------

Dear Mr. Corvino:

       We are pleased to confirm that our Officers Investment Committee has authorized the acquisition by Teachers Insurance and Annuity Association of America ("TIAA") of the captioned securities.

       This authorization is contingent upon the preparation, execution and delivery of documents, in form and substance satisfactory to TIAA and of TIAA's special counsel, substantially in accordance with the Summary of Proposed Terms attached hereto; and is further contingent upon the absence of any material, adverse change in the business or financial condition of the Company from that in existence on December 31, 1995. This authorization will expire if the necessary documents, as aforesaid, have not been executed prior to May 31, 1997, unless TIAA has extended said date in writing.

Other provisions: The documents shall contain such representations and warranties, closing conditions, other covenants, events of default and remedies, requirements for delivery of financial statements, and other information and provisions as are usual and customary in this type of transaction and as we and our special counsel may deem reasonably necessary to accomplish this transaction.

Special Counsel:  Milbank, Tweed, Hadley & McCloy

Expenses: The Company agrees to pay or, at TIAA's option to reimburse TIAA, for all reasonable out-of-pocket expenses incurred in connection with this transaction including, without limitation, fees and expenses of our special counsel, printing costs, and broker's or finder's fees or commissions, if any, whether or not this transaction is consummated.

       If the foregoing properly sets forth your understanding of this transaction, please evidence acceptance of the conditions of this letter by having it executed below by a duly authorized officer of the Company and by returning one executed counterpart to TIAA, attention: Securities Division.

       Upon receipt by TIAA of an accepted counterpart of this letter, our agreement to purchase from you and your agreement to issue, sell and deliver to us, or at our request to our wholly-owned subsidiary, the captioned securities, shall become a binding agreement between us. Failure to receive such acceptance by March 15, 1997 will constitute termination of this authorization.


                                  Very truly yours,

                                  TEACHERS INSURANCE AND ANNUITY
                                      ASSOCIATION OF AMERICA



                                           BY /s/
                                              ----------------------------------
                                                William Stuart Shepetin
                                                Director-Private Placements







Accepted and agreed to:


/s/___________________________

BY____________________________
       TITLE

                            Summary of Proposed Terms



Re:  SDI Operating Partners, L.P.
     $60,000,000 7.66% Senior Notes due 2002 (the "Notes")
     -----------------------------------------------------

TIAA's investment in the above referenced securities is further conditioned upon the repayment of our existing Senior Note investment ($33,650,000 SDI Operating Partners, L.P. Series A Senior Notes due 2002) with accrued interest and a makewhole premium, per its terms, as part of the conversion of the SunSource, LP from a Master Limited Partnership to a C-Corporation structure (the "Conversion") as outlined in the draft version of the SEC S-4 Registration Statement dated December 31, 1996 (the "S-4") you have furnished to us. A further condition of TIAA's investment will be the completion of the Conversion, also as outlined in the S-4.

Please note that references to the "Bank Facility" are to that bank facility outlined in the memorandum titled Summary Terms and Conditions provided to you by CoreStates, dated February 18, 1997, the relevant pages of which have been attached hereto.


Issuer:           SDI Operating Partners, L.P.

Guarantors:       Certain owners and affiliates of the Issuer.

Amount:           $60,000,000

Interest Rate:    7.66%, payable quarterly in arrears. The interest rate
                  on the Notes shall be 7.91% (the "Surcharge Rate") for any interest period during which the Company's Leverage Test (as defined) meets or exceeds 2.75x. Application of the Surcharge
                  Rate will be based on the Leverage Test calculated for the rolling four quarter period ended immediately prior to the date of the interest payment then being made. In any event, the Surcharge Rate shall be applied for the period from closing through September 30, 1997.

Fees: There will be a commitment fee of 25 basis points on the entire principal amount of the Notes, payable at closing.

Maturity:         Co-terminus with the Bank Facility, but not later than 5 years from closing. The maturity will also be prior to the first call date of the Company's Junior Subordinated Debentures (the
                  "Junior Debentures"), as such debentures are outlined in the Company's S-4. In any event the maturity of the Notes will also be not more than 59 months after the date of issuance of the Junior Debentures. There will be no required amortization of the Notes - they shall be due in their entirety at maturity.


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Prepayment:       i) The Notes may be prepaid at any time, in whole or in part, at par plus a makewhole to Treasuries plus 50 basis points.

                  ii) Upon the occurrence of a change of control event, TIAA shall have the right to require prepayment of the Notes at par plus accrued interest.

                  iii) Upon the occurrence of the sale, divestiture or spin-off of either the Hillman Fastener or Harding Glass Divisions of the Company, a cumulative total of up to $15 million of the Loan may be prepaid at par plus accrued interest, without makewhole premium.

Ranking: The Notes will rank pari passu to the Bank Facility and to any other senior unsecured debt of the Company.

Affirmative
Covenants:        Substantially similar to those outlined in the Bank Facility
                  Summary Terms and Conditions.

Financial
Covenants:        Substantially similar to those outlined in the Bank Facility
                  Summary Terms and Conditions.

Negative
Covenants:        Substantially similar to those outlined in the Bank Facility
                  Summary Terms and Conditions.


Voting: The Notes will be issued under a Note Purchase Agreement separate from the Bank Facility. Holders of the Notes will vote separately from the holders Loans under the Bank Facility.